STOCK EXCHANGE AGREEMENT

This Agreement ("Agreement") is made and entered into this the 18th day of October 2012 by and between Alpha Lujo, Inc., a New York corporation (“Company”) and Ontex Holdings Limited (“Ontex”).

* W I T N E S S E T H *

WHEREAS, the parties hereby acknowledge that Ontex is the owner of 5,000,000 shares of a class of preferred stock called the “Class A Super Voting Preferred Stock,” having the rights, privileges and features set forth on Exhibit I (attached hereto and made a part hereof) (“Class A Preferred Stock”),

WHEREAS, the parties have determined it to be in their respective best interests to exchange the Class A Preferred Stock for 150,000,000 shares of common stock of the Company.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, the parties do hereby covenant, warrant and agree as follows:

ARTICLE I

EXCHANGE OF STOCK

1.01. Exchange of Stock. In consideration of the mutual terms, covenants and conditions contained herein, Ontex hereby assigns, transfers and conveys to the Company all of its rights, titles and interest in an to the Series A Preferred Stock and in exchange the Company hereby agrees to issue to Ontex 150,000,000 shares of common stock of the Company (the "Common Shares"). The Common Shares will be delivered to Ontex within ten (10) days from the date of this Agreement.

1.02. Share Ownership Rights of Series A Preferred Stock. The parties hereby acknowledged that share certificates for the Series A Preferred Stock have not been issued to Ontex. Concurrent with the execution hereof and subject to the mutual terms, covenants and conditions hereof including the receipt by Ontex of the Common Shares, Ontex hereby assigns, transfers and conveys to Company all of his right, title and interest in and to the Series A Preferred Stock. It is understood that the stock certificates representing the Series A Preferred Stock will not be provided to the Company. Rather, this instrument effectively transfers and assigns Ontex’s ownership rights of Series A Preferred Stock to the Company. Upon Ontex’s receipt of the Common Shares, the Ontex’s rights and privileges to the Series A Preferred Stock shall be forever terminated cancelled and the Series A Preferred Stock shall be deemed returned to treasury of the Company.

1.03. Additional Undertakings. Concurrent with the execution hereof and from time to time thereafter, the parties hereto shall execute such additional instruments and take such additional action as such other party(ies) make reasonably request in order to effectuate the purpose and intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

As of the date hereof and at Closing, Company does hereby represent and warrant to the Acquired Corporation as follows:

(i) Purchaser is a corporation duly organized, validly existing and is in good standing under the laws of the New York and in other jurisdictions where it conducts business, has full corporate power and authority to execute and deliver this Agreement and has no subsidiaries,

(ii) the authorized capital stock of Purchaser consists of 200,000,000 shares of common stock, $.001 par value,

(iii) the issued and outstanding shares of capital stock of Purchaser are  26,120,667 shares of common stock and 5,000,000 shares of preferred stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ONTEX

As of the date hereof and at Closing, Ontex does hereby represent and warrant to the Company as follows:

(i) Ontex is a corporation duly organized, validly existing and is good standing under the laws of Hong Kong and in other jurisdictions where it conducts business, has full corporate power and authority to execute and deliver this Agreement and has one subsidiary,

(ii) The Series A Preferred Stock are free and clear of any mortgage, lien, pledge, or other encumbrance of any kind or nature,

ARTICLE IV

CONDITIONS PRECEDENT

4.01. The effectiveness of this Agreement will be subject to the approval by the board of directors of both the Company and Ontex, and the shareholders of the Company.

ARTICLE V

ENTIRE AGREEMENT, MODIFICATION, WAIVER AND HEADINGS

5.01. Entire Agreement; Modification. This Agreement including the recitals constitutes the entire agreement between the parties hereto pertaining to the subject matter herein and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the parties, written or otherwise. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.02. Headings. Section captions or headings are included herein for convenience purposes only and are not to be construed as an accurate description of the contents therein.

5.03. Incorporation by Reference. All exhibits, schedules and documents referred to in this Agreement are incorporated herein for all purposes.

5.04. Multiple Counterpart Execution; Governing Law. This Agreement may be executed in multiple counterparts, which each counterpart constituting a binding agreement between the signatory parties, and with all such counterparts constituting an integrated document. This Agreement shall be construed and governed by the laws of the State of New York.

5.05. Binding Effect. The terms and provisions herein shall be binding on and inure to the benefit or the parties hereto, and their respective transferees, successors and assigns.

5.06. Survival of Representations and Warranties. All representations, warranties, and covenants made by the parties herein shall survive the execution of this Agreement and shall be forever enforceable.

5.07. Severability. If any provision of this Agreement is invalid, illegal or enforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective all as of the date set forth above.

COMPANY
Alpha Lujo, Inc.

/s/ William Tien
William Tien
President

ONTEX HOLDINGS LIMITED

/s/ Gilbert Chan
Gilbert Chan
President

EXHIBIT I

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation, the Board of Directors by unanimous resolution does hereby designate the terms, and authorize and provide for the issuance of the "Class A - Super Voting Preferred Stock”, consisting of 5,000,000 shares, having the voting powers, preferences and relative participating rights, and the qualifications, limitations or restrictions that are set forth as follows:

Section I.	Designation and Amount.

There is hereby authorized to be issued out of the authorized and unissued shares of preferred stock of the Corporation a class of preferred stock designated as the "Class A – Super Voting Preferred Stock” ("Class A Preferred Stock") and the number of shares constituting such class shall be 5,000,000.

Section II.	Voting Rights.

Holders of the Class A Preferred Stock shall be entitled to cast fifty (50) votes for each share held of the Class A Preferred Stock on all matters presented to the shareholders of the Corporation for shareholder vote which shall vote along with holders of the Corporation’s Common Stock on such matters.

Section III.	Redemption Rights.

The Class A Preferred Stock may be redeemed only by separate written agreement by and between the Holder.

Section IV.	Other Rights.

Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Class A Preferred Stock, including by way of illustration but not limitation, those concerning dividend, ranking, conversion, other redemption, participation, or anti-dilution rights or preferences.

Section V.	Definitions.

As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

"Common Stock"	means any and all shares of the Corporation’s $0.001 par value common stock.

"Corporation"	means Alpha Lujo, Inc., a New York corporation, and its successors.

"Class A Preferred Stock"	has the meaning ascribed to it in Section I hereof.

"Holder"	means a holder of a share or shares of Class A Preferred Stock as reflected in the stock books of the Corporation.

***